Filed in the Office of	Business Number E0155892010-7
Barbara K. Cegavske	Filing Number 20201114757
Secretary of State State Of Nevada	Filed On 12/10/2020 10:00:00 AM
	Number of Pages 13

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)

Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:

Name of entity as on file with the Nevada Secretary of State: PUGET TECHNOLOGIES, INC.

Entity or Nevada Business Identification Number (NVID): NV20101250719

2. Restated or Amended and Restated Articles: (Select one)

(If amending and restating only, complete section 1,2 3, 5 and 6)

- [x] Certificate to Accompany Restated Articles or Amended and Restated Articles
  - [ ] Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:
    The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.
  - [x] Amended and Restated Articles

* Restated or Amended and Restated Articles must be included with this filing type.

3. Type of Amendment Filing Being Completed: (Select only one box)

(If amending, complete section 1, 3, 5 and 6.)

- [x] Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock)
  The undersigned declare that they constitute at least two-thirds of the following:
  (Check only one box) [ ] incorporators [x] board of directors
  The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued
- [ ] Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
  The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:
- [ ] Officer's Statement (foreign qualified entities only) -
  Name in home state, if using a modified name in Nevada:
  Jurisdiction of formation:
  Changes to takes the following effect:
  - [ ] The entity name has been amended.
  - [ ] The purpose of the entity has been amended.
  - [ ] The authorized shares have been amended.
  - [ ] Other: (specify changes)
  - [ ] Dissolution
  - [ ] Merger
  - [ ] Conversion

* Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)	Date: NOVEMBER 30, 2020 Time: 12:00 PM (must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)	Changes to takes the following effect: ☐ The entity name has been amended. ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) ☐ The purpose of the entity has been amended. ☐ The authorized shares have been amended. ☐ The directors, managers or general partners have been amended. ☐ IRS tax language has been added. ☒ Articles have been added. ☒ Articles have been deleted. ☐ Other. The articles have been amended as follows: (provide article numbers, if available) AMENDED AND RESTATED ARTICLES OF INCORPORATION OF PUGET (attach additional page(s) if necessary)
6. Signature: (Required)	X THOMAS M JASPERS — SECRETARY Signature of Officer or Authorized Signer — Title X ____________ — ____________ Signature of Officer or Authorized Signer — Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

In an overabundance of caution the restated articles have also been attached as an attachment.

This form must be accompanied by appropriate fees.

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
PUGET TECHNOLOGIES, INC.

The Undersigned duly elected and serving secretary of **Puget Technologies, Inc.,** a publicly held corporation organized under Chapter 78, Nevada Revised Statutes ("NRS) on March 17, 2010 and granted entity number E0155892010-7 and business identification number NV20101250719 (the "Corporation"), does hereby certify the due adoption of the following certificate amending and restating the Corporation's articles of incorporation by the Corporation's Board of Directors with respect to certain of the rights and preferences of the Corporation's Class B Convertible Preferred Stock and by the holders of all of the outstanding shares of such stock and further in compliance with the requirements of NRS Sections 78.390 and 78.403:

Witnesseth:

First: Article IV, Capital Stock, of the Corporation's Articles of Incorporation dealing with the conversion attributes of the Corporation's Class B Convertible Preferred Stock is hereby amended by replacing current Article IV, Capital Stock: Section 4.2 IV (a) and (b), with the following new Section 4.2 IV (a) and (b):

Original Provision:

....

IV. **Conversion**. The holders of shares of Class B Convertible Preferred Stock shall have the right to convert each share of Class B Convertible Preferred Stock into fully-paid and nonassessable shares of Common Stock. Each share of Class B Convertible Preferred Stock shall be convertible at a Conversion Rate of 10 shares of Common Stock, subject to the terms set forth in this Section 4.

(a) *Certain Adjustments for Stock Splits, Mergers, Reorganizations, Etc.* In the event the outstanding shares of Common Stock shall, after the filing of this Resolution, be subdivided (split) or combined (reverse split) by reclassification or otherwise, or in the event of a reclassification, reorganization or exchange or any merger, acquisition, consolidation or reorganization of the Corporation with another Corporation, each share of Class B Convertible Preferred Stock shall thereafter be convertible into the kind and number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of the Class B Convertible Preferred Stock would have been entitled upon such reclassification, reorganization, exchange, consolidation, merger or conveyance had the conversion occurred immediately prior to the event. An adjustment made pursuant to this Subsection 4.1 shall become effective immediately after effective date in the case of a subdivision or combination.

(b) *Conversion Notice*. The Holder of a share of Class B Convertible Preferred Stock may exercise its conversion right after one year by giving a written conversion notice in the form of Exhibit A hereto (the "Conversion Notice") (1) by electronic mail to the Corporation's transfer agent for its Common Stock, as designated by the Corporation from time to time (the "Transfer Agent"), confirmed by a telephone call and (2) by overnight delivery service, with a copy by electronic

mail to the Corporation and to its counsel, as designated by the Corporation from time to time. The Holder must also surrender the certificate for the Class B Convertible Preferred Stock to the Corporation at its principal office (or such other office or agency of the Corporation may designate by notice in writing to the Holder) at any time during its usual business hours on the date set forth in the Conversion Notice.

As amended:

....

IV. **Conversion**. The holders of shares of Class B Convertible Preferred Stock shall, on and after January 1, 2022, have the right to convert each share of Class B Convertible Preferred Stock into fully-paid and nonassessable shares of Common Stock. Each share of Class B Convertible Preferred Stock shall be convertible at a Conversion Rate of 10 shares of Common Stock, subject to the terms set forth in this Section 4.

(a) *Certain Adjustments for Stock Splits, Mergers, Reorganizations, Etc.*

(1) In the event the outstanding shares of Common Stock shall, after the filing of this Resolution, be combined (reverse split) by reclassification or otherwise, or in the event of a reclassification, reorganization or exchange or any merger, acquisition, consolidation or reorganization of the Corporation with another Corporation, no such event which shall have the effect of reducing the number of shares of the Corporation's Common Stock or increasing their par value or otherwise reducing the number of shares of Common Stock into which the shares of Class B Convertible Preferred Stock are or would be convertible shall negatively impact the conversion ratio of ten shares of Common Stock for each share of Class B Convertible Preferred Stock converted (*e.g.*, for purposes of illustration, should the Company's Common Stock be combined [reverse split] so that each current share becomes a fraction of a share, the conversion ratio will remain ten for one whole share of Common Stock) shall be effected without the prior consent of the holders of a majority of the Class B Convertible Preferred Stock.

(2) However, should the shares of Common Stock be multiplied in any such case, *e.g.*, each Share of Common Stock converted into multiple shares, then the conversion rights of the holders of the Class B Convertible Preferred Stock shall be correspondingly multiplied (*e.g.*, for purposes of illustration, should the Company's Common Stock be multiplied [forward split] so that each share becomes ten, then the conversion ratio will be multiplied so that each share of Class B Convertible Preferred Stock shall be convertible for one hundred shares of Common Stock.

(3) In addition to the foregoing, no reduction in the authorized shares of the Class B Convertible Preferred Stock (for example, pursuant to a reverse stock split) may be affected without the prior consent of the holders of a majority of the Class B Convertible Preferred Stock.

(b) *Conversion Notice*. The Holder of a share of Class B Convertible Preferred Stock may exercise its conversion right after December 31, 2021 by giving a written conversion notice in the form of Exhibit A hereto (the "Conversion Notice") (1) by electronic mail to the Corporation's transfer agent for its Common Stock, as designated by the Corporation from time to time (the "Transfer Agent"), confirmed by a telephone call and (2) by overnight delivery service, with a copy by electronic mail to the Corporation and to its counsel, as designated by the Corporation from time to time. The Holder must also surrender the certificate for the Class B Convertible Preferred Stock to the Corporation at its principal office (or such other office or agency of the Corporation may designate by notice in writing to the Holder) at any time during its usual business hours on the date set forth in the Conversion Notice.

....

Except as specifically amended above or as required to give full effect to the foregoing amendment, the Certificate of Designation for the Class B Convertible Preferred Stock adopted on October 20, 2020, shall remain in full force and effect.

Second: Amendment and Restatement of Articles of Incorporation

The following are hereby adopted as the Corporation's Amended and Restated Articles of Incorporation:

Article I Name

The name of the Corporation is: "Puget Technologies, Inc."

Article II Duration

This Corporation shall have perpetual existence commencing on the date of the filing of these Articles of Incorporation with the Department of State of Nevada.

Article III Purposes

This Corporation is organized for any legal purpose; *provided, however*, that it shall not:

A. Engage in any activities that would subject it to regulation as an investment company under the Federal Investment Company Act of 1940 (the "Investment Company Act"), as amended, unless it shall have first qualified and elected to be regulated as a small business development company pursuant to Sections 55 *et. seq.*, thereof, and limits its investment company activities to those permitted thereby; or

B. Engage in any activities which would subject the Corporation to regulation as a broker dealer in securities subject to regulation under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or as an investment advisor subject to regulation under the Investment Advisors Act of 1940, as amended (the "Investment Advisor's Act"); or

C. Engage in any other activities requiring the Corporation to comply with governmental registration and supervision, unless it has completed such registration and conducts itself in full compliance with such supervisory requirements.

Article IV Capital Stock

4.1 This Corporation is authorized to issue 5,000,000,000 shares, one mil ($0.001) per share par value, 4,990,000,000 of which shall be designated as common stock ("Common Stock"); and 10,000,000 of which shall be designated as preferred stock, with all preferences and characteristics to be determined by the Corporation's Board of Directors on a case by case basis prior to issuance but subject to compliance with the requirements of Section 78.1955, Nevada Revised Statutes.

4.2 As of October 27, 2020, the Corporation's Board of Directors had designated two classes of preferred stock as authorized hereby and by NRS, these being:

1. Super Voting Preferred designated on November 14, 2017:

§I There is hereby authorized to be issued out of the authorized and unissued shares of preferred stock of the Corporation a class of preferred stock designated as the "Series A - Super Voting Preferred Stock" ("Series A Preferred Stock") and the number of shares constituting such class shall be 500,000.

§II Voting Rights.

§III Holders of the Series A Preferred Stock shall be entitled to cast ten thousand (10,000) votes for each share of the Series A Preferred Stock held on all matters presented to the shareholders of the Corporation for shareholder vote.

§IV Redemption Rights.

The Series A Preferred Stock may be redeemed only by separate written agreement by and between the holder and the Corporation.

§V Other Rights.

Except as otherwise stated herein there are no other rights, privileges, or preferences attendant or relating to in any way the Series A Preferred Stock, including by way of illustration but not limitation, those concerning dividend, ranking, conversion, other redemption, participation, or antidilution rights or preferences.

2. Class B Convertible Preferred Stock designated as of October 27, 2020:

There is hereby created out of the 10,000,000 authorized shares of the capital preferred stock of the Corporation, a class to be designated Class B Convertible Preferred Stock (the "Class B Convertible Preferred Stock"), to consist of 5,000,00 shares, par value $.001 per share, which shall have the following preferences, powers, designations and other special rights;

I. **Voting**. Each share of the Class B Convertible Preferred Stock shall have 1,000 times the number of votes on all matters submitted to the shareholders than do shares of the Corporation's common stock, $0.001 par value (the "Common Stock"), 4,990,000,000 shares of which are currently authorized and into which shares of Class B Convertible Preferred Stock are convertible, as provided in Section 4, at the record date for the

determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of such shareholders is effected.

II. **Dividends**. The holders of Class B Convertible Preferred Stock shall be entitled to receive dividends or distributions on a pro rata basis according to their holdings of shares of Class B Convertible Preferred Stock when and if declared by the Board of Directors of the Company in the sum of twenty (20%) percent of the Corporation's net, after tax profits per year. Dividends shall be paid in cash. Dividends shall be cumulative. No cash dividends or distributions shall be declared or paid or set apart for payment on the Common Stock in any calendar year unless cash dividends or distributions on the Class B Convertible Preferred Stock for such calendar year are likewise declared and paid or set apart for payment. No declared and unpaid dividends shall bear or accrue interest.

III. **Liquidation Preference**. Upon the liquidation, dissolution and winding up of the Corporation, whether voluntary or involuntary, the holders of the Class B Convertible Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation, whether from capital or from earnings available for distribution to its shareholders, before any amount shall be paid to the holders of Common Stock, ten times that sum available for distribution to Common Stock holders.

IV. **Conversion**. The holders of shares of Class B Convertible Preferred Stock shall, on and after January 1, 2022, have the right to convert each share of Class B Convertible Preferred Stock into fully-paid and nonassessable shares of Common Stock. Each share of Class B Convertible Preferred Stock shall be convertible at a Conversion Rate of 10 shares of Common Stock, subject to the terms set forth in this Section 4.

(a) *Certain Adjustments for Stock Splits, Mergers, Reorganizations, Etc.*

(1) In the event the outstanding shares of Common Stock shall, after the filing of this Resolution, be combined (reverse split) by reclassification or otherwise, or in the event of a reclassification, reorganization or exchange or any merger, acquisition, consolidation or reorganization of the Corporation with another Corporation, no such event which shall have the effect of reducing the number of shares of the Corporation's Common Stock or increasing their par value or otherwise reducing the number of shares of Common Stock into which the shares of Class B Convertible Preferred Stock are or would be convertible shall negatively impact the conversion ratio of ten shares of Common Stock for each share of Class B Convertible Preferred Stock converted (*e.g.*, for purposes of illustration, should the Company's Common Stock be combined [reverse split] so that each current share becomes a fraction of a share, the conversion ratio will remain ten for one whole share of Common Stock) shall be effected without the prior consent of the holders of a majority of the Class B Convertible Preferred Stock.

(2) However, should the shares of Common Stock be multiplied in any such case, *e.g.*, each Share of Common Stock converted into multiple shares, then the conversion rights of the holders of the Class B Convertible Preferred Stock shall be correspondingly multiplied (*e.g.*, for purposes of

illustration, should the Company's Common Stock be multiplied [forward split] so that each share becomes ten, then the conversion ratio will be multiplied so that each share of Class B Convertible Preferred Stock shall be convertible for one hundred shares of Common Stock.

(3) In addition to the foregoing, no reduction in the authorized shares of the Class B Convertible Preferred Stock (for example, pursuant to a reverse stock split) may be affected without the prior consent of the holders of a majority of the Class B Convertible Preferred Stock.

(b) *Conversion Notice*. The Holder of a share of Class B Convertible Preferred Stock may exercise its conversion right after December 31, 2021 by giving a written conversion notice in the form of Exhibit A hereto (the "Conversion Notice") (1) by electronic mail to the Corporation's transfer agent for its Common Stock, as designated by the Corporation from time to time (the "Transfer Agent"), confirmed by a telephone call and (2) by overnight delivery service, with a copy by electronic mail to the Corporation and to its counsel, as designated by the Corporation from time to time. The Holder must also surrender the certificate for the Class B Convertible Preferred Stock to the Corporation at its principal office (or such other office or agency of the Corporation may designate by notice in writing to the Holder) at any time during its usual business hours on the date set forth in the Conversion Notice.

(c) *Issuance of Certificates*; Time Conversion Effected. Promptly, but in no event more than three (3) Trading Days, after the receipt of the Conversion Notice referred to in Subsection 4.2 and surrender of the Class B Convertible Preferred Stock certificate, the Corporation's Transfer Agent shall cause to be issued and delivered, to the Holder, registered in such name or names as the Holder may direct, a certificate or certificates for the number of whole shares of Common Stock into which the Class B Convertible Preferred Stock has been converted. In the alternative, if the Corporation's Transfer Agent is a participant in the electronic book transfer program, the Transfer Agent shall credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with The Depository Trust Corporation. Such conversion shall be deemed to have been effected, and the "Conversion Date" shall be deemed to have occurred, on the date on which such Conversion Notice shall have been received by the Corporation and at the time specified stated in such Conversion Notice, which must be during the calendar day of such notice. The rights of the Holder of the Class B Convertible Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby, on the Conversion Date. Issuance of shares of Common Stock issuable upon conversion that are requested to be registered in a name other than that of the registered Holder shall be subject to compliance with all applicable federal and state securities laws.

(d) *Fractional Shares*. The Corporation shall not, nor shall it cause the Transfer Agent to, issue any fraction of a share of Common Stock upon any conversion. All shares of Common Stock (including fractions thereof) issuable upon

conversion of shares of Class B Convertible Preferred Stock by the Holder shall be aggregated for purposes of determining whether the conversion would result in the issuance of a fraction of a share of Common Stock. If, after such aggregation, the issuance would result in the issuance of a fraction of a share of Common Stock, the Corporation shall round, or cause the Transfer Agent to round, such fraction of a share of Common Stock up to the nearest whole share.

(e) *Reissuance of Class B Convertible Preferred Stock.* Shares of Class B Convertible Preferred Stock that are converted into shares of Common Stock as provided herein may, at the discretion of the Corporation's Board of Directors, be reissued.

V. **Redemption**. After providing ten days prior written notice to the holders of the Class B Convertible Preferred Stock, the Company shall have the right to redeem (unless otherwise prevented by law) any outstanding shares of Class B Convertible Preferred Stock at an amount equal to $0.10 per share of Class B Convertible Preferred Stock, plus accrued but unpaid dividends thereon (the "Redemption Price"). The Company shall consummate the redemption and pay the Redemption Price within twenty days of the date of such notice. The Redemption Price shall be paid in immediately available funds.

VI. **Vote to Change the Terms of or Issue Class B Convertible Preferred Stock**. The affirmative vote at a meeting duly called for such purpose, or the written consent without a meeting, of the holders of not less than fifty-one percent (51%) of the then outstanding shares of Class B Convertible Preferred Stock shall be required for (i) any change to the Corporation's Articles of Incorporation that would amend, alter, change or repeal any of the preferences, limitations or relative rights of the Class B Convertible Preferred Stock, or (ii) any issuance of additional shares of Class B Convertible Preferred Stock.

VII. **Notices**. In case at any time:

(a) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights; or

(b) there shall be any Organic Change; then, in any one or more of such cases, the Corporation shall give, by first class mail, postage prepaid, or by electronic mail or by recognized overnight delivery service to non-U.S. residents, addressed to the Registered Holders of the Class B Convertible Preferred Stock at the address of each such Holder as shown on the books of the Corporation, (i) at least twenty (20) Trading Days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such subscription rights or for determining rights to vote in respect of any such Organic Change and (ii) in the case of any such Organic Change, at least twenty (20) Trading Days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Organic Change.

VIII. **Record Owner**. The Corporation may deem the person in whose name shares of Class B Convertible Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat him as, the absolute owner of the Class B Convertible Preferred Stock for the purposes of conversion and for all other purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effective to satisfy and discharge the liabilities arising under this Certificate of Designations to the extent of the sum or sums so paid or the conversion so made.

IX. **Register**. The Corporation shall maintain a transfer agent, which may be the transfer agent for the Common Stock or the Corporation itself, for the registration of the Class B Convertible Preferred Stock. Upon any transfer of shares of Class B Convertible Preferred Stock in accordance with the provisions hereof, the Corporation shall register or cause the transfer agent to register such transfer on the Stock Register.

Article V Quorum

5.1 Unless otherwise provided for in the Corporation's Bylaws, the holders of the shares holding a majority of the voting power of the Corporation's Capital Stock, represented in person or by proxy, shall be required to constitute a quorum at a meeting of stockholders.

5.2 A majority of the duly elected and serving members of the Corporation's Board of Directors shall be required to constitute a quorum at a meeting of the Board of Directors and a majority of the duly elected and serving members of any committee of the Board of Directors shall be required to constitute a quorum thereof.

Article VI Board of Directors

6.1 This Corporation shall have not less than one Director.

6.2 The number of Directors may be either increased or diminished from time to time in the manner provided in the Bylaws, but shall never be less than one.

6.3 The Corporation's Board of Directors is hereby authorized, without prior stockholder approval, to amend these Articles of Incorporation, from time to time, in order to:

(a) Effect splits or reverse splits of the Corporation's common or preferred stock;

(b) Change the name of the Corporation;

(c) Increase the Corporation's authorized capital; and

(d) Decrease the Corporation's authorized capital; provided that such decrease may not affect any issued and outstanding shares.

(e) Such other matters as may be otherwise permitted under then applicable laws of the State of Nevada.

Article VII Indemnification

9.1 The Corporation shall indemnify any person (including his estate) made or threatened to be made a party to any suit or proceeding, whether civil or criminal, by reason of the fact that he was a director, officer or authorized agent of the Corporation or served at its request as a director or officer of another corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such threat, suit or proceeding, or any appeal therein, to the full extent permitted by the General Corporation Law of Nevada.

9.2 Promptly after receipt by a party to be indemnified under this section of notice of the commencement of any such suit or proceeding, such party will, if a claim in respect thereof is to be made against the Corporation, notify the Corporation of the commencement thereof.

9.3 The Corporation shall be entitled to participate at its own expense in the defense or to assume the defense of any such suit or proceedings, and in any such case, such defense shall be conducted by counsel chosen by it and reasonably satisfactory to the party to be indemnified but if no such agreement can be reached, the party to be indemnified shall bear the fees and expenses of any additional counsel retained by him or by her.

9.4 Funds required to pay expenses reasonably necessary to defend allegations that would raise the foregoing right of indemnifications shall be advanced by this Corporation at any time that the person claiming such expenses appears reasonably likely to become entitled to indemnification and enters into a binding agreement with this Corporation to repay advances for such expenditures in the event that he, she or it is eventually found not to be entitled to indemnification.

Article VIII Limitation on Stockholder Actions

8.1 Stockholders shall not have a cause of action against the Corporation's Officers, Directors or agents as a result of any action taken, or as a result of their failure to take any action, unless deprivation of such right is deemed a nullity because, in the specific case, deprivation of a right of action would be impermissibly in conflict with the public policy of the State of Nevada.

8.2 No stockholder may assert a derivative cause of action on behalf of the Corporation, rather, any claims that would give rise to derivative causes of action shall be submitted in writing, specifying the nature of the cause of action and providing all evidence associated with such claim, to a special committee of the Board of Directors comprised of members who do not also serve as officers of the Corporation and are not reasonably involved with the subject cause of action, or if no such directors are serving, to legal counsel designated by the Corporation in which neither the law firm or any of its owners, members, employees or affiliates holds shares of the Corporation's securities, holds any office or position with the Corporation or is related by marriage or through siblings, parents or children to any officer or director of the Corporation, and the decision to litigate, or not to litigate by such special committee or special counsel shall be binding on the Corporation and the submitting stockholder or stockholders; unless the foregoing procedure has not been followed within 90 days after completion of the submission by the subject stockholder.

8.3 The fact that this Article shall be inapplicable in certain circumstances shall not render it inapplicable in any other circumstances and the courts of the State of Nevada are hereby granted

the specific authority to restructure this Article, on a case by case basis or generally, as required to most fully give legal effect to its intent.

Article IX Affiliated Transactions

This Corporation shall not be subject to the restrictions or requirements for affiliated transactions imposed by Sections 78.411 *et. seq.*, Nevada Revised Statutes, as permitted by the waiver provisions of Section 78.434 thereof.

Article X Actions by Written Consent in Lieu of Meeting

10.1 The shareholders of the Corporation may take any action which they are required or permitted to take without a meeting on written consent, setting forth the action so taken, signed by the holders of a majority of the votes eligible to vote thereon.

10.2 The Board of Directors may take any action which it is required or permitted to take without a meeting on written consent, setting forth the action so taken, signed by all of its then duly elected and serving members.

Article XI Take Over Defenses:

11.1 The Board of Directors of this Corporation shall have the broadest possible authority and discretion in adopting and maintaining resistance to, and defenses against, takeover bids that it deems not to be in the best interests of the Corporation, including (without limitation) adopting and maintaining any form of shareholder rights plan or "poison pill" comprised of such terms and features as the Board of Directors deems to be in the best interests of the Corporation.

11.2 Without limitation on the foregoing, the Board of Directors shall have the authority and discretion to adopt and maintain a shareholder rights plan or other defensive mechanism that may be deactivated or redeemed only:

A. By vote of continuing directors (i.e., the directors who put such shareholder rights plan or other defensive mechanism in place or the designated successors of such directors) to the exclusion of newly elected directors nominated or supported by a takeover bidder or bidders;

B. After a prescribed delay period following election of directors making up a majority of the Board of Directors if such new directors are nominated or supported by a takeover bidder or bidders; or

C. Before election of directors making up a majority of the Board of Directors if such new directors are nominated or supported by a takeover bidder or bidders.

11.3 No bylaw shall limit in any way the authority of the Board of Directors of this Corporation to adopt or maintain any shareholder rights plan or otherwise to resist or defend against any takeover bid that the Board of Directors finds not to be in the best interests of the Corporation.

Third: The date of each amendment adopted hereby is November 30, 2020.

Fourth: The foregoing amended and restated articles of incorporation were adopted by the Corporation's Board of Directors at a duly convened meeting thereof held by Google Meet teleconference on the 30th day of November, 2020 and ratified by the holders of all of the shares of the Corporation's Class B Convertible Preferred Stock through a written consent in lieu of meeting as permitted by NRS Section 78.0704 dated as of the 30th day of November, 2020.

Fifth: The capital of the Corporation was not reduced by virtue of the foregoing amendment, the only change being to certain of the attributes of the Corporation's Class B Convertible Preferred Stock.

IN WITNESS WHEREOF, the undersigned, being the duly elected and serving secretary of Puget Technologies, Inc., does hereby certify and attest that the foregoing are its true, accurate and current articles of incorporation, as amended, restated, and submitted for filing and acceptance by the Nevada Secretary of State on November 30, 2020.

Dated: November 30, 2020

PUGET TECHNOLOGIES, INC.,
a Nevada corporation

{Corporate Seal}

Thomas Jaspers
Secretary